Exhibit 10.1

Cathleen P. Black

July 17, 2008

Mr. Muhtar Kent
The Coca-Cola Company
Atlanta, Georgia 30301

Dear Muhtar:

I am pleased to confirm the terms of your compensation as President and Chief Executive Officer of The Coca-Cola Company, effective July 1, 2008.

As effective July 1, 2008, your base salary will be $1,200,000, representing a 20% increase.

Your target incentive rate will increase to 200% of gross annual salary, or $2,400,000 based on a job grade 26.  Your new target incentive for 2008 will be prorated based on the effective date of your appointment.  The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company.

The annual long-term reference value for your position is $12,500,000.  As you are aware, in general, the award is delivered through a combination of 60% stock options and 40% Performance Share Units.  The award will be based on your actual performance.  The Chairman of the Committee on Directors will discuss your performance against goals on a regular basis with you.

As part of the Company’s commitment to stock ownership by senior leaders and officers, you are expected to acquire and maintain stock ownership at a level equal to a multiple of salary.  Your new stock ownership target is eight times your annual base salary.  You will have until July 2010 to achieve this new level of stock ownership.

You will remain eligible to participate in the Financial Planning and Counseling Program which provides reimbursement in the amount of $13,000 per year for fees paid to a financial advisor with respect to planning for future financial needs.  The reimbursement amount is subject to tax and withholding, as necessary.

Cathleen P. Black

In accordance with Company policy, you will remain eligible for Company-paid membership and reimbursement of dues and initiation fees associated with country clubs, social clubs or similar clubs as long as the club use is deemed necessary for ordinary business purposes.  You will be required to track and report any personal use of the Company-paid club membership and dues.  Club use that is personal is considered taxable income to you.

You are required, as President and Chief Executive Officer, to travel exclusively on Company aircraft both for business and personal travel.  Because personal travel on Company aircraft is required, it is also appropriate that your spouse and immediate family travel on Company aircraft when accompanying you on personal trips.  There will be no tax gross-up for personal travel for you, your spouse or immediate family.

Additionally, cars and drivers for business and personal use in Atlanta and Turkey were previously approved for you.

Lastly, as recognition of your new role, the Committee, on July 17, 2008, granted you the following from The Coca-Cola Company 2008 Stock Option Plan:

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An additional, annual stock option grant of 632,911 options, valued at $7,000,000, with vesting and other terms according to the agreement approved for you.  The strike price for this grant will be the average of the high and low price of Company stock on July 17, 2008.

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A special one-time stock option grant of 289,352 options, valued at $2,500,000, with vesting and other terms according to the agreement approved for you.  The strike price for this grant will be the average of the high and low price of Company stock on July 17, 2008, plus 15%.

Should you choose to exercise these stock options while an employee of the Company, shares resulting from the exercise may be sold to pay taxes and the exercise price; the remaining amount of shares, net of the exercise price must be retained while an employee of the Company.  Any unvested stock options at retirement will be forfeited.

Cathleen P. Black

More detailed information about these grants will be provided to you by Ginny Sutton, Director, Executive Compensation at The Coca-Cola Company in the next few days.

Muhtar, speaking on behalf of the Compensation Committee and the Board, we are delighted to have you become CEO and have you take on direct responsibility for operational leadership and for the implementation and execution of the Company’s business strategy.   I look forward to working, and winning, with you as we take The Coca-Cola Company to a future of sustained growth.

I wish you continued success.

Best regards.

Sincerely,

/s/ Cathleen P. Black

Cc:          Ms. Cynthia McCague
Ms. Ginny Sutton